EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-226050 and 333-226438) and Form S-8 (No. 333-218735 and 333-251104) of Plymouth Industrial REIT, Inc. of our report dated February 26, 2021 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, MA
February 26, 2021